Exhibit (d)(iv)(a)

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into as of June 6, 2023 by and among Resistance TopCo L.P., a Delaware limited partnership (“Topco LP”), Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individual listed on the Schedule A attached hereto (“Subscriber”). Any capitalized term used herein without definition shall have the meaning ascribed to it in the Merger Agreement (as defined below).

WHEREAS, Subscriber was previously employed by the Company and has been granted an award (the RPIP Award”) under, and is a participant in, the Company’s Revenue Performance Incentive Plan (the “RPIP”) pursuant to an Award Agreement, with a grant date of ____________;

WHEREAS, concurrently with the execution of this Agreement, Resistance Acquisition, Inc., a Delaware corporation (“Parent”), Resistance Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into that certain Agreement and Plan of Merger (as amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), dated as of even date herewith;

WHEREAS, subject to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company surviving (the “Merger”), and the Company will thereupon be a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Topco LP;

WHEREAS, in connection with the Merger, Subscriber desires to subscribe for a number of non-voting common units of Topco LP(the “Class B Units”) with a value per Class B Unit equal to the per-unit purchase price of $1,000, on the terms and conditions set forth herein (the “Subscription”); and

WHEREAS, immediately following the Closing, Topco LP, Subscriber and certain other Persons shall enter into an amended and restated agreement of limited partnership of Topco LP.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Subscription.

(a) At the Subscription Closing (as defined below), Subscriber shall purchase from Topco LP, and Topco LP shall sell and issue to Subscriber, a number of Class B Units (the “New Topco Units”) equal to (i) the dollar amount that equals the percentage of Subscriber’s gross, pre-tax payments under the RPIP that become due in connection with the Closing (the “Closing RPIP Payments”) that is set forth opposite Subscriber’s name on Annex A (such amount, the “Subscription Amount”) divided by (ii) the per-unit purchase price of $1,000, rounded to the nearest whole unit.

(b) For the sake of efficiency and the administrative convenience of the parties, Subscriber hereby irrevocably directs that the Company withhold (or cause to be withheld) the Subscription Amount from any after-tax amounts otherwise payable to Subscriber in connection with the Closing pursuant to the RPIP and remit such amount to Topco LP (on behalf of Subscriber) in satisfaction of Subscriber’s obligation to pay the Subscription Amount to Topco LP pursuant to Section 1(a).

(c) The closing of the Subscription (the “Subscription Closing”) shall take place immediately following the Closing at the same location as the Closing.

(d) Prior to the Subscription Closing, Topco LP and Subscriber shall enter into the amended and restated agreement of limited partnership of Topco LP in form and substance reasonably acceptable to Topco LP (the “Topco LP Agreement”), which agreement will (i) provide for drag-along rights, tag-along rights, preemptive rights, and transfers for bona fide estate planning purposes, in each case, which are customary for a transaction such as the Subscription and subject to customary exceptions, (ii) (ii) the right to receive annual financial statements, (iii) not require additional capital contributions from Subscriber (other than with respect to the exercise of preemptive rights or as required by applicable law), and (iv) prohibit amendments to the Topco LP Agreement that disproportionately and adversely affect the Class B Units without the prior written consent of a majority of the holders of the then-outstanding Class B Units.

2. Representations and Warranties of Topco LP. Topco LP hereby represents and warrants to Subscriber as follows:

(a) Topco LP is a limited partnership duly organized, existing and in good standing, under the Laws of the State of Delaware.

(b) Topco LP has full limited partnership power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Topco LP has been duly and validly approved by Topco LP. This Agreement has been duly executed and delivered by Topco LP and constitutes a legal, valid and binding agreement of Topco LP, enforceable against Topco LP in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Exceptions”)).

(c) When issued and delivered in accordance with the terms of this Agreement, the New Topco Units will be duly authorized, validly issued and fully paid and will be free of all preemptive rights and any other Liens other than restrictions under the Topco LP Agreement and applicable federal and state securities Laws.

(d) At the Subscription Closing, Topco LP will have an adequate amount of authorized equity interests to effect the issuance of the New Topco Units in accordance with the terms of this Agreement.

(e) Topco LP and each of its direct or indirect Subsidiaries (i) was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, (ii) have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by the Merger Agreement and this Agreement and (iii) prior to the Effective Time, will not have engaged in any business activities other than those relating to the transactions contemplated by the foregoing agreements.

3. Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to Topco LP as follows:

(a) Subscriber (i) has all requisite power and authority to enter into and perform this Agreement, and (ii) the execution, delivery and performance of this Agreement by Subscriber has been duly and validly approved. This Agreement has been duly executed and delivered by Subscriber and constitutes a legal, valid and binding agreement of Subscriber, enforceable against Subscriber in accordance with its terms (subject to the Enforceability Exceptions).

(b) Subscriber represents that it is an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c) Subscriber has had an opportunity to fully evaluate an investment in the New Topco Units, is in a financial position to hold the New Topco Units for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of Subscriber’s investment in the New Topco Units.

(d) The New Topco Units to be received by Subscriber at the Subscription Closing pursuant to the terms of this Agreement will be acquired by Subscriber for investment only for Subscriber’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities Laws. Subscriber has no current intention of selling, granting participation in or otherwise distributing the New Topco Units in violation of applicable U.S. federal or state or foreign securities Laws.

(e) Subscriber understands that the offer and sale of the New Topco Units have not been registered under the Securities Act or any applicable U.S. state or foreign securities Laws, and that the New Topco Units are being issued in reliance on an exemption from registration, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Subscriber’s representations as expressed herein.

(f) Subscriber understands that there will be substantial restrictions on the transferability of the New Topco Units and that on the date of the Subscription Closing and for an indefinite period thereafter there will be no public market for the New Topco Units and, accordingly, Subscriber will not be able to transfer the New Topco Units in case of emergency, if at all (except as permitted by the Topco LP Agreement). In addition, Subscriber understands that the Topco LP Agreement will contain restrictions on the transferability of the New Topco Units and will provide that, in the event that the conditions relating to the transfer of any New Topco Units in such document have not been satisfied, Subscriber will not be able to transfer any such New Topco Units, and unless otherwise specified, Topco LP will not recognize the transfer of any such New Topco Units on its books and records or issue any certificates representing any such New Topco Units, and any purported transfer not in accordance with the terms of the Topco LP Agreement shall be void. As such, Subscriber understands that: (A) if the New Topco Units are certificated, a restrictive legend or legends will be placed on the certificates representing the New Topco Units; (B) a notation will be made in the appropriate records of Topco LP indicating that the New Topco Units are subject to restrictions on transfer and, if Topco LP should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the New Topco Units; and (C) Subscriber will sell, transfer or otherwise dispose of the New Topco Units only in a manner consistent with its representations and warranties set forth herein and then only in accordance with the Topco LP Agreement and applicable Laws.

4. Conditions to Obligations of Topco LP and Subscriber.

(a) The obligations of Topco LP to issue the New Topco Units to Subscriber are subject to the satisfaction or waiver by Topco LP of the following conditions: (i) the representations and warranties of Subscriber contained in Section 3 shall be true and correct on and as of the date hereof and the Effective Time in all material respects (except for such representations and warranties that speak as of an earlier date, which shall be true and correct in all respects as of such date), and (ii) Subscriber shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by Subscriber under this Agreement at or prior to the Subscription Closing.

(b) The obligations of Subscriber to purchase the New Topco Units are subject to the satisfaction or waiver by Subscriber of the following conditions: (i) the representations and warranties of Topco LP contained in Section 2 shall be true and correct on and as of the date hereof and the Effective Time in all material respects (except for such representations and warranties that speak as of an earlier date, which shall be true and correct in all respects as of such date), and (ii) Topco LP shall have performed all of the agreements and covenants contained in or contemplated by this Agreement that are required to be performed by Topco LP under this Agreement at or prior to the Subscription Closing.

(c) The obligations of Subscriber and Topco LP pursuant to this Agreement are subject in all respects to, and are expressly contingent upon, the receipt of (i) the Company Requisite Vote pursuant to the terms of the Merger Agreement and (ii) the Company Board Recommendation pursuant to the terms of the Merger Agreement. In the event such approvals are not obtained for any reason, this Agreement shall be of no force and effect and shall terminate as set forth in Section 5(l).

(d) The obligations of Subscriber under this Agreement shall be subject to the New Topco Units having the same economic rights and being at the same price per unit as the equity investments made by the other parties to the Topco LP Agreement at Closing to finance the transactions contemplated by the Merger Agreement.

5. Miscellaneous.

(a) Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Notwithstanding anything to the contrary herein, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of Subscriber under or with respect to this Agreement without first obtaining the approval of the Company Board (or a committee thereof).

(b) Binding Effect; Benefit; Assignment. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties. Any purported assignment in violation of this Section 5(b) shall be null and void.

(c) Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. All Annexes hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(d) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in . PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(e) Entire Agreement. This Agreement, the Merger Agreement, the Support Agreements and each of the documents, instruments and agreements delivered in connection with the Contemplated Transactions, including the Company Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

(f) Further Assurances. Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably necessary or desirable and as reasonably requested by any other party hereto to evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby.

(g) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 8.7 and 8.10 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

(h) Notices. All notices and other communications provided for or permitted under this Agreement shall be in writing and deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by email (if transmission is confirmed, and each party hereto agrees to promptly confirm if such confirmation is requested) or five days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following addresses (or at such other address for any party as specified by like notices).

If to Topco LP, to the General Partner of Topco LP at Topco LP’s headquarters.

If to the Company, to the General Counsel and Deputy General Counsel of the Company at the Company’s headquarters.

If to Subscriber, to the last address that the Company has in its personnel records for Subscriber.

(i) Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Contemplated Transactions are consummated as originally contemplated to the fullest extent possible.

(j) Survival. The representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby indefinitely.

(k) Specific Performance. Subscriber acknowledges and agrees that the breach of this Agreement by it would cause irreparable damage to Topco LP and its Affiliates and that Topco LP will not have an adequate remedy under applicable Laws, and Topco LP acknowledges and agrees that the breach of this Agreement by Topco LP would cause irreparable damage to Subscriber and that Subscriber will not have an adequate remedy under applicable Laws. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance if issued by the courts specified in Section 5(g) above, and appropriate injunctive relief may be applied for and granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity.

(l) Irrevocability; Termination. Each party hereto acknowledges and agrees that it shall not be permitted to terminate or rescind this Agreement; provided, however, that this Agreement shall automatically terminate if, at any time prior to the Subscription Closing, the Merger Agreement shall have been validly terminated for any reason by any of the parties thereto in accordance with its terms and conditions. In the event of any termination of this Agreement as provided in this Section 5(l), this Agreement shall forthwith become wholly void ab initio and of no further force or effect and there shall be no liability on the part of any parties hereto or their respective officers or directors.

(m) RPIP. The portion of Subscriber’s payout with respect to Tranche 2 of the RPIP Award that is not paid at the time of the Merger pursuant to Section 9 of the RPIP, including any such portion that is not deemed achieved in connection with the Merger, will be paid (subject to achievement of the Tranche 2 milestone) in a lump sum in the form of cash in the first quarter of 2027, in accordance with Section 9 of the RPIP.

(n) Incorporation of Recitals. The Recitals set forth above are hereby incorporated into this Agreement and shall be deemed binding provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

TOPCO LP:

RESISTANCE TOPCO L.P.

By:	Resistance GP LLC, its General Partner

By:	GPC WH Fund LP, its Sole Member

By:	BFLEXION International GP LLC, its
General Partner

Name:	Ronald Cami
Title:	Manager

Name:	Adam Dilluvio
Title:	Secretary and Treasurer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

COMPANY:

PARATEK PHARMACEUTICALS, INC.

Name:
Title:

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed as of the date first set forth above.

SUBSCRIBER:

[Name]

[Signature Page to Subscription Agreement]

ANNEX A

Subscriber	Subscription Amount
[Name]	[ ⚫ ]% of Closing RPIP Payments